Rule 17g‑1 under the Investment Company Act of 1940 requires that the Board of Directors of the Company approve at least once each year the form and amount of the indemnity bond against larceny and embezzlement covering each officer and employee of the Company who, singly or jointly with others, has access to securities or funds of the Company.

            State Street Bank and Trust Company, custodian for the Company, has a broad form of banker's blanket bond insurance, designed to cover the loss of securities entrusted to its care, as well as its own securities.  The insurance covers securities in the bank's actual possession, including those securities deposited with a securities depository or in the Federal book‑entry system, and in transit.

            A bond in the amount of $2,250,000 is in excess of the minimum ($1,000,000) required by Rule 17g‑1(d) under the Investment Company Act of 1940 and it is a reasonable amount for General American Investors Company to maintain.

            Investment Company Asset Protection Bond number 80911610 had been issued to the Company, by Federal Insurance Company (a member of the Chubb Group of Insurance Companies), dated June 15, 2017, in the amount of $2,250,000.  The annual premium ($9,200) for the policy had been paid by and borne solely by the Company.

            A separate Fiduciary Fidelity Bond For Employee Benefit Plans (number 82126606) was issued to the Company’s Employees’ Retirement Plan and the Company’s Employees’ Thrift Plan by Federal Insurance Company (a member of the Chubb Group of Insurance Companies), dated June 15, 2017, in the amount of $1,000,000.  The annual premium ($1,000) for the policy had also been paid by and borne solely by the Company.  The aggregate cost of the two bonds of $10,200 is the same as that of the prior year.

            After consideration of the arrangements made for the custody and safekeeping of the assets of the Company, the nature of the securities in the portfolio and the value of the aggregate assets of the Company to which any covered person may have access, upon motion duly made and seconded it was unanimously (including a majority of Directors of the Board who are not "interested persons" of the Company)

                        RESOLVED, that the form and amount of the insured indemnity bond number 80911610, issued by Federal Insurance Company, dated June 15, 2017, in the amount of $2,250,000, applicable to the Company be and hereby is approved; and further

                        RESOLVED, that the form and amount of the insured indemnity bond number 82126606, issued by Federal Insurance Company, dated June 15, 2017, in the amount of $1,000,000, applicable to the Company’s Employee Retirement and Thrift Plans, be and hereby is approved; and further

                        RESOLVED, that the premium for the insured indemnity bond numbers 80911610 and 82126606 be borne and paid entirely by the Company.

            The Chairman then referenced a memorandum and associated information concerning the Company’s asset positions held outside of the United States of America including information as to the Foreign Custody Manager’s (State Street Bank & Trust Company) process for selecting, contracting and monitoring sub-custodians; its sub-custodian network and foreign depositories operating in the associated markets; and reference information concerning Section 17f and Rules 17f-5 and 17f-7.  Board members posed several questions concerning the operations of the sub-custodial network, the Company’s historical experience, and any incidence of problems.  Management responded and indicated that in its experience the sub-custodial network operates effectively.

              Mr. Stark and the Directors met for a period of time in executive session for purposes of holding a periodic meeting with the Chief Compliance Officer and for consultation with respect to the conduct of the annual Board of Directors’ self-assessment.  Thereafter, Mr. Stark was excused from the executive session at which time the Directors performed the annual self-assessment (results appended herein).

              There being no further business to come before the meeting, it was, on motion duly adopted, adjourned.

 /s/Linda J Genid

     Linda J. Genid

     Corporate Secretary

July 12, 2017

MinutesJuly2017